SPIRIT OF AMERICA INVESTMENT FUND, INC.

477 Jericho Turnpike

Syosset, New York 11791

May 14, 2014

David Lerner Associates, Inc.

477 Jericho Turnpike

Syosset, New York 11791

To Whom It May Concern,

Reference is made to the Underwriting Agreement (the “Agreement”) between Spirit of America Investment Fund, Inc. (the “Company”) and David Lerner Associates, Inc. (“DLA”) dated January 2, 2009.

This letter is to provide notice of the addition of a new series under the Company: Spirit of America Energy Fund (the “New Fund”). The New Fund is to be considered a Fund under the Agreement and shall be subject to the terms set forth under the Agreement unless otherwise provided herein.

The Company requests that you act in the capacity of distributor and principal underwriter with respect to the New Fund while continuing to act as distributor and principal underwriter with respect to each of Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America High Yield Tax Free Bond Fund, Spirit of America High Yield Income Fund and Spirit of America Income & Opportunity Fund.

Please indicate that the foregoing and the attached is in accordance with your understanding and accept these terms, by signing and returning to us the enclosed copy hereof.

Sincerely,

Spirit of America Investment Fund, Inc.

/s/ David Lerner
David Lerner President

David Lerner Associates, Inc.

Accepted:	/s/ John Dempsey
John Dempsey, President

Identification of Funds

This Exhibit A, dated as of May 14, 2014, restates Exhibit A to the Underwriting Agreement dated January 2, 2009 between Spirit of America Investment Fund, Inc. and David Lerner Associates, Inc.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

Fund
Spirit of America Real Estate Income and Growth Fund
Spirit of America Large Cap Value Fund
Spirit of America High Yield Tax Free Bond Fund
Spirit of America Income Fund
Spirit of America Income & Opportunity Fund
Spirit of America Energy Fund